EXHIBIT 99.1


    MoneyGram International Announces Second Quarter 2007 Results

                  Money Transfer Volume Up 29 percent


    MINNEAPOLIS--(BUSINESS WIRE)--July 18, 2007--MoneyGram
International, Inc. (NYSE:MGI):



($ in millions) except per share data            Q2      Q2      %
                                                2007    2006   Change
Revenue                                        $333.3  $292.9   13.8%
Commissions Expense                             165.6   138.7   19.4%
Net Revenue                                     167.7   154.3    8.7%
Expenses                                        119.8   102.4   16.9%
Net Income                                      $32.4   $36.7  (11.8%)
Earnings per diluted share                      $0.38   $0.42   (9.5%)

Operating Margin                                 14.4%   17.7%


    MoneyGram International, Inc. (NYSE:MGI), today announced second quarter 2007 net income of $32.4 million, or $0.38 per diluted share, compared to $36.7 million, or $0.42 per diluted share in the second quarter of 2006. The second quarter of 2006 benefited from $8.6 million of pretax (or $5.4 million after tax) cash flows from previously impaired investments and income from limited partnership interests, which amounted to $0.06 per diluted share.

    Second quarter 2007 results reflect:

    -- Global Funds Transfer segment revenue growth of 22 percent compared to the second quarter of 2006. The growth was driven by money transfer transaction volume growth of 29 percent and money transfer revenue growth of 29 percent.

    --  Net investment margin of 2.28 percent, as shown in Table One.

    -- Fee and other revenue of $233 million, up 24 percent from the second quarter of 2006, driven primarily by continued growth of money transfer transaction volume.

    -- Expenses increase of 17 percent, driven by increased headcount and infrastructure costs supporting the growth in money transfer.

    Philip Milne, president and chief executive officer said, "Our money transfer business continues to generate a robust growth rate, up 29 percent from last year. We are very pleased with MoneyGram International's performance in the second quarter of 2007, especially given the strong quarter we reported in the second quarter of 2006. We continue to strengthen our global presence and our infrastructure, which we believe enhances our future transaction growth and leverages our money transfer platform. Additionally, we continue to be pleased with year over year performance of our investment portfolio that allows us to continue to invest in our money transfer platform."

    Segment Highlights

    MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.



Global Funds Transfer
($ in millions)

                                                  Q2      Q2      %
                                                 2007    2006   Change
----------------------------------------------------------------------
Revenue                                         $247.1  $202.0   22.3%
Commissions Expense                              105.2    80.3   31.0%
Net Revenue                                      141.9   121.7   16.6%
Operating Income                                 $40.8   $40.8    0.0%
Operating Margin                                  16.5%   20.2%


    For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased 22 percent to $247 million. Revenue improved as a result of growth in money transfer transaction volume. Operating income was flat at $41 million in the second quarter of 2007 compared to the second quarter 2006. Growth in money transfer transactions was offset by higher money transfer commissions and transaction and infrastructure costs related to the expansion of the business and the global network. The increased commissions and expenses had a 290 basis point impact on the operating margin compared to the second quarter of 2006.

    Money transfer transaction volume grew 29 percent and money transfer revenue (see Table Four) grew 29 percent to $209.2 million compared to the second quarter of 2006. The money transfer agent network grew 30 percent to 125,000 agent locations from the second quarter of 2006. As expected, money order transaction volume was down four percent compared to the second quarter of 2006.



Payment Systems
($ in millions)

                                                   Q2     Q2     %
                                                  2007   2006  Change
----------------------------------------------------------------------
Revenue                                          $86.1  $90.9   (5.3%)
Commissions Expense                               60.4   58.3    3.5%
Net Revenue                                       25.7   32.6  (21.0%)
Operating Income                                  $9.9  $16.2  (38.9%)
Operating Margin                                  11.5%  17.8%


    The Payment Systems segment includes PrimeLink/Official Check outsourcing services, financial money orders and controlled disbursement processing services. Payment Systems revenue decreased 5 percent to $86.1 million in the second quarter of 2007 from $90.9 million in the second quarter of 2006 primarily due to $6.7 million of pretax income from limited partnership interests and cash flows from previously impaired securities earned in the second quarter of 2006. Operating income for the segment was $9.9 million and operating margin
11.5 percent in the second quarter of 2007, compared to $16.2 million and 17.8 percent in the second quarter of 2006. Operating income for the second quarter of 2006 benefited from the $6.7 million of pretax income mentioned above, which added 650 basis points to the operating margin in that period.

    Share Repurchase

    During the second quarter of 2007, MoneyGram International bought back 650,000 shares at an average price of $28.89 per share. The company has 5.7 million shares remaining under its current share buyback authorization.

    2007 Outlook

    The company expects the following financial results in the full year 2007:

    -- Net revenue (total revenue less total commissions) is expected to be in the range of $665 million to $690 million, unchanged from previous guidance.

    -- Net investment margin is expected to be in the range of 200 to 215 basis points, up from previous guidance of 180 to 195 basis points. Average portfolio balances are expected to be in the range of $6.0 - $6.3 billion for the year, unchanged from previous guidance.

    -- Income from continuing operations before taxes is expected to be in the range of $183 million to $192 million, compared to our previous guidance of $183 to $195 million.

    -- Earnings per diluted share is expected to be in the range of $1.49 to $1.55, narrowing the range from previous guidance of $1.47 - $1.55.

    This guidance is dependent on a variety of factors, including those listed below under Cautionary Information Regarding
Forward-Looking Statements. From time to time, events may occur which can result in unanticipated income or losses. The outlook does not reflect such events.

    Description of Tables

    Table One - Net Investment Revenue Analysis

    Table Two - Consolidated Statements of Income

    Table Three - Segment Information

    Table Four - Money Transfer Revenue

    Table Five - Unrestricted Assets

    Conference Call and Webcast

    MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss the second quarter of 2007. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling 888-679-8040 in the U.S. The participant passcode is 69187960. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on July 24, 2007. The replay of the call is available at 888-286-8010 for U.S. callers or 617-801-6888 for international callers, passcode 15103916. The Internet audio cast replay will be available at www.moneygram.com.

    About MoneyGram International, Inc.

    MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major product and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with $1.16 billion in revenue in 2006 and approximately 125,000 global money transfer locations in 170 countries and territories. For more information, visit the company's website at www.moneygram.com.

    Cautionary Information Regarding Forward-Looking Statements

    The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) loss of key retail agents or inability to maintain our network in our Global Funds Transfer segment; (b) loss of large financial institution customers in our Payment Systems segment; (c) ability to successfully develop and timely introduce new and enhanced products and services; (d) ability to protect and defend the intellectual property rights related to our existing and any new or enhanced products and services; (e) failure to continue to compete effectively; (f) our and our agents ability to comply with U.S and International regulatory requirements; (g) conducting money transfer transactions through agents in regions that are politically volatile and/or in a limited number of cases, subject to certain OFAC restrictions; (h) ability to manage security risks related to our electronic processing and transmission of confidential customer information; (i) ability to process and settle transactions accurately and on the efficient and uninterrupted operation of our computer network systems and data centers; (j) ability to manage credit and fraud risks from our retail agents; (k) ability to manage reputational damage to our brand due to fraudulent use of our services; (l) litigation or investigations of us or our agents that could result in material settlements, fines or penalties; (m) ability to manage credit risk related to our investment portfolio and our use of derivatives; (n) fluctuations in interest rates; (o) material changes in the market value of securities we hold; (p) ability to manage risks related to opening of new retail locations and acquisition of businesses; (q) material slow down or complete disruption in international migration patterns; (r) unexpected liquidity needs; (s) ability for us or our agents to maintain adequate banking relationships; (t) ability to manage risks associated with our international sales and operations; (u) ability to maintain effective internal controls; (v) possible delay or prevention of an acquisition of our company which could inhibit a stockholder's ability to receive a premium on their investment from a possible sale of our company due to provisions contained in our charter documents, our rights plan and Delaware law; and (w) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.



                              TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   NET INVESTMENT REVENUE ANALYSIS
                             (Unaudited)


                                     Three months ended
                                           June 30          2007 vs
                                       2007       2006        2006
                                    ---------------------------------
                                         (Dollars in thousands)
Components of net investment
 revenue:
   Investment revenue               $  101,107 $  106,516 $   (5,409)
   Investment commissions expense
    (1)                               (65,320)   (63,036)     (2,284)
                                    ---------------------------------
Net investment revenue              $   35,787 $   43,480 $   (7,693)
                                    =================================

Average balances:
   Cash equivalents and investments $6,298,881 $6,430,475  ($131,594)
   Payment service obligations (2)   4,792,377  4,904,676   (112,299)

Average yields earned and rates
 paid (3):
   Investment yield                      6.44%      6.64%      -0.20%
   Investment commission rate            5.47%      5.16%       0.31%
Net investment margin                    2.28%      2.71%      -0.43%



                                       Six months ended
                                            June 30          2007 vs
                                        2007       2006        2006
                                     ---------------------------------
                                          (Dollars in thousands)
Components of net investment
 revenue:
   Investment revenue                $  197,161 $  201,476 $   (4,315)
   Investment commissions expense
    (1)                               (127,568)  (121,825)     (5,743)
                                     ---------------------------------
Net investment revenue               $   69,593 $   79,651 $  (10,058)
                                     =================================

Average balances:
   Cash equivalents and investments  $6,246,056 $6,386,878  ($140,822)
   Payment service obligations (2)    4,727,577  4,848,801   (121,224)

Average yields earned and rates paid
 (3):
   Investment yield                       6.37%      6.36%       0.01%
   Investment commission rate             5.44%      5.07%       0.37%
Net investment margin                     2.25%      2.51%      -0.26%


(1) Investment commissions expense reported includes payments made to financial institution customers based on short-term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($369.7 million and $374.8 million for the second quarter of 2007 and 2006, respectively, and $369.9 million and $383.8 million for the six months ended June 30, 2007 and 2006, respectively) as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and mulitplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.




                              TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                                  Three Months Ended Six Months Ended
                                       June 30            June 30
                                     2007     2006     2007     2006
                                  --------- -------- -------- --------
                                   (Dollars and shares in thousands,
                                         except per share data)
REVENUE:
   Fee and other revenue           $232,533 $186,837 $445,666 $355,968
   Investment revenue               101,107  106,516  197,161  201,476
   Net securities gains (losses)      (381)    (440)      483    (859)
                                  --------- -------- -------- --------
           Total revenue            333,259  292,913  643,310  556,585

   Fee commissions expense          100,279   75,619  190,291  143,103
   Investment commissions expense    65,320   63,036  127,568  121,825
                                  --------- -------- -------- --------
           Total commissions
            expense                 165,599  138,655  317,859  264,928

                                  --------- -------- -------- --------
            Net revenue             167,660  154,258  325,451  291,657

EXPENSES:
   Compensation and benefits         50,363   43,093  100,394   83,721
   Transaction and operations
    support                          44,238   39,210   83,852   71,296
   Depreciation and amortization 12,211 9,345 23,891 17,777 Occupancy, equipment and
    supplies                         10,985    8,817   21,402   17,434
   Interest expense                   1,983    1,975    3,941    3,922
                                  --------- -------- -------- --------
        Total expenses              119,780  102,440  233,480  194,150

                                  --------- -------- -------- --------
Income before income taxes           47,880   51,818   91,971   97,507

Income tax expense                   15,521   15,112   29,773   29,865

                                  --------- -------- -------- --------
NET INCOME                         $ 32,359 $ 36,706 $ 62,198 $ 67,642
                                  ========= ======== ======== ========


Basic earnings per share
                                  --------- -------- -------- --------
Earnings per common share          $   0.39 $   0.43 $   0.75 $   0.80
                                  ========= ======== ======== ========
Average outstanding common shares    82,922   84,727   83,194   84,552
                                  ========= ======== ======== ========

Diluted earnings per share
                                  --------- -------- -------- --------
Earnings per common share          $   0.38 $   0.42 $   0.74 $   0.78
                                  ========= ======== ======== ========
Average outstanding and
 potentially dilutive common
 shares                              84,169   86,483   84,477   86,329
                                  ========= ======== ======== ========




                             TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)

                                            2007
                       -----------------------------------------------
                          First     Second   Third    Fourth    Full
                         Quarter   Quarter  Quarter  Quarter    Year
                       -----------------------------------------------
                                   (Dollars in thousands)
Revenue:
 Global Funds Transfer    $226,636 $247,090
 Payment Systems            83,197   86,092

Operating income:
 Global Funds Transfer      37,551   40,792
 Payment Systems             9,566    9,898

Operating Margin:
 Global Funds Transfer       16.6%    16.5%
 Payment Systems             11.5%    11.5%


                                            2006
                       -----------------------------------------------
                          First     Second   Third    Fourth    Full
                         Quarter   Quarter  Quarter  Quarter    Year
                       -----------------------------------------------
                                   (Dollars in thousands)
Revenue:
 Global Funds Transfer    $182,987 $202,038 $213,451 $223,270 $821,746
 Payment Systems            80,685   90,875   82,468   83,069  337,097

Operating income:
 Global Funds Transfer      39,907   40,801   38,566   33,305  152,579
 Payment Systems            10,323   16,207    7,539    7,550   41,619

Operating Margin:
 Global Funds Transfer       21.8%    20.2%    18.1%    14.9%    18.6%
 Payment Systems             12.8%    17.8%     9.1%     9.1%    12.3%




                              TABLE FOUR
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                        MONEY TRANSFER REVENUE
                             (Unaudited)


           Money Transfer Revenue (including Urgent Bill Payment)
      ----------------------------------------------------------------
                               Quarter Ended
       March 31     June 30   September 30  December 31   Total Year
      ----------------------------------------------------------------
                           (Dollars in thousands)

2004       86,198      95,174      102,764       111,234       395,370
2005      111,296     124,545      132,802       139,083       507,726
2006      144,987     161,917      176,220       186,728       669,852
2007      190,104     209,190




                              TABLE FIVE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         UNRESTRICTED ASSETS
                             (Unaudited)


                                               June 30    December 31
                                                 2007         2006
                                             ------------ ------------
                                              (Dollars in thousands)

Payment service assets                       $  8,508,603 $  8,568,713
Amounts restricted to cover payment service
 obligations                                  (8,211,535)  (8,209,789)
                                             ------------ ------------
Unrestricted assets (1)                      $    297,068 $    358,924
                                             ============ ============


(1) We have unrestricted cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory requirements are maintained during the normal fluctuations in the value of investments.



    CONTACT: MoneyGram International, Inc.
             Investor Relations:
             Tim Gallaher, 952-591-3840
             ir@moneygram.com